EXHIBIT 10.14

ASSIGNMENT OF ASSET PURCHASE AGREEMENT
Nazareth Vista Belmont
This Assignment of Asset Purchase Agreement (the “Assignment”) is made as of the 8th day of June, 2017 (the “Effective Date”), by and between Colonial Oaks Senior Living Holdco, LLC, a Delaware limited liability company (“Assignor”), GAHC4 Belmont CA ALF, LLC, a Delaware limited liability company (the “Griffin Assignee”) and COSL Belmont, LP, a Delaware limited partnership (the “Subtenant Assignee” and collectively with Griffin Assignee, “Assignee”). “Buyer” shall mean Assignor and Assignee.
RECITALS
A.    Assignor and Nazareth Vista, LLC, a California limited liability company (“Seller”) are parties to that certain Purchase and Sale Agreement and Joint Escrow Instruction dated March 6, 2017 (as amended by the parties prior to the date hereof and thereafter, the “Agreement”).
B.    The Agreement is for the purchase and sale of certain property, including, but not limited to, (A) a fee simple interest in certain real property commonly known as Nazareth Vista Belmont, located at 900 Sixth Avenue, Belmont, California, and being more particularly described in the Agreement; and (B) all right, title and interest of Seller in and to the Property, as said term is defined by the Agreement.
C.    Assignor desires to assign to Griffin Assignee certain of Assignor’s rights, title and interest under the Agreement with respect to the Real Property Assets (as defined herein), and Griffin Assignee desires to take and assume all of Assignor’s rights, title and interest in the Agreement with respect thereto.
D.    Assignor desires to assign to Subtenant Assignee the Operating Assets (as defined herein), and Subtenant Assignee desires to take and assume all of Assignor’s rights, title and interest in the Agreement with respect thereto.
E.    Seller joins in the execution of this Assignment to indicate its consent and approval hereof, and its agreement with the terms and conditions hereof in modification of the Agreement.
F.    “NOI Guarantor” (as hereinafter defined) joins in the execution of this Assignment to indicate its consent and approval hereof, and its agreement with the terms and conditions hereof in modification of the Agreement.
G.    This Assignment is being executed simultaneously with the execution of an assignment of each of the Other Property Purchase Agreements, which other assignments are materially the same as this Assignment in form and substance.
H.    As used in this Assignment, the term: (i) “Tranche 1 Properties” shall mean Nazareth Classic Care Menlo Park in Menlo Park, California, Nazareth Classic Care Fairfield in

Fairfield, California, Nazareth Park Place Sacramento in Sacramento, California and Nazareth Vista in Belmont, California; (ii) “Tranche 2 Properties” shall mean Nazareth Classic Care Napa in Napa, California, Nazareth Agua Caliente Retirement Community in Sonoma, California and Nazareth Rose Garden of Napa in Napa, California; (iii) “Tranche 1 Property PSAs” shall mean Other Property Purchase Agreements with respect to the Tranche 1 Properties; (iv) “Tranche 2 Property PSAs” shall mean Other Property Purchase Agreements with respect to the Tranche 2 Properties; (v) “Tranche 1 Closing Date” shall mean June 28, 2017; and (vi) “Tranche 2 Closing Date” shall mean the Closing Date for the Tranche 2 Properties shall mean December 29, 2017, or such earlier date designated by Griffin Assignee (or if Griffin Assignee has elected not to proceed with the closing of the Tranche 2 Properties as permitted herein, by Subtenant Assignee) by written notice delivered to Seller, which earlier date shall be no less than ten (10) business days following the date on which such notice is received.
NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereunto agree as follows:
1.    Definitions. Capitalized terms used, but not otherwise defined herein, shall have the meaning ascribed to them in the Agreement.
2.    Assignment.
a.    Bifurcation of Assets.
i.    As used in this Assignment, the term “Real Property Assets” shall mean the following:
A.    the Real Property;
B.    all of the Personal Property owned by Seller (exclusive of (i) the Excluded Assets and (ii) the Personal Property included in the “Operating Assets”, defined below);
C.    all of the Intangible Property (exclusive of (i) the Excluded Assets and (ii) the Intangible Property included in “Operating Assets”), including, without limitation, all certificates of need, bed rights or other similar entitlements that are customarily issued to the real property owner of a licensed senior housing Community similar to the Community.
ii.    As used in this Assignment, the term “Operating Assets” shall mean the following:
A.    the following articles of Personal Property (exclusive of the Excluded Assets):
(I)    All apparatus, computer equipment and software and hardware, machinery, the vehicles identified on Schedule 1(d) of the Agreement, lobby decorations, and all additions thereto and replacements of the same;

(II)    All medical apparatus owned by Seller on the Closing Date;
(III)    All books and records relating to the Operating Assets, including Resident records and files;
(IV)    All consumable inventories of every kind and nature whatsoever owned by Seller, including, but not limited to, all pharmacy supplies, medical supplies, or equipment, office supplies, other supplies and foodstuffs, which are located at the Community, except to the extent used or consumed by Seller in connection with the operation of the Community prior to Closing in the ordinary course of business;
B.    the following articles of Intangible Property (exclusive of the Excluded Assets):
(I)    the Warranties relating to the Operating Assets;
(II)    All claims, causes of action and other legal rights and remedies of Seller against third parties, but not Seller’s obligations under the Agreement, whether or not known as of the Closing Date, relating to or in connection with Seller’s ownership of the Operating Assets or necessary to preserve for the benefit of Subtenant Assignee, full rights to the Operating Assets, but excluding causes of action and other legal rights and remedies of Seller (A) against Buyer with respect to the transactions contemplated by this Agreement, or (B) relating exclusively to the Excluded Assets;
(III)    All assignable insurance proceeds relating to the Operating Assets, litigation records relating to the Operating Assets, and maintenance records;
(IV)    The Approvals, inclusive of those issued in connection with the business operation of the Community, but exclusive of certificates of need, bed rights or other similar entitlements that are customarily issued to the real property owner of a licensed senior housing Community similar to the Community;
(V)    All goodwill relating to the operation of the Community;
(VI)    The Business and the assumed or d/b/a names associated with the Business; and
(VII)    All admission phone numbers, websites, domain names and intangible personal property used in the Business; and
C.    the Leases (consisting of the Residency Agreements and the Non-Residency Leases) and the Security Deposits; and
D.    As provided herein, the Assigned Contracts.
b.    Assignment by Assignor.

i.    Assignment to Griffin Assignee. As of the date of this Assignment, Assignor hereby assigns and transfers unto Griffin Assignee all of Assignor’s rights, title and interest under the Agreement with respect to the Real Property Assets, including the right to exercise and enforce all of the terms, covenants and conditions of the Agreement, with respect thereto.
ii.    Assignment to Subtenant Assignee. As of the date of this Assignment, Assignor hereby assigns and transfers unto Subtenant Assignee all of Assignor’s rights, title and interest under the Agreement with respect to the Operating Assets, including the right to exercise and enforce all of the terms, covenants and conditions of the Agreement, with respect thereto.
c.    Assumption by Assignee.
i.    Assumption by Griffin Assignee. Griffin Assignee hereby accepts, as of the date of this Assignment, the assignment and transfer of Assignor’s rights, title and interest in and to the Agreement with respect to the Real Property Assets (including, without limitation, any obligation to proceed to and effectuate Closing under the Agreement) assigned to it. Griffin Assignee hereby assumes and agrees to be bound by all of the terms and conditions of the Agreement assigned to it with respect to the Real Property Assets from and after the date of this Assignment, and Griffin Assignee covenants that it will perform and observe all the covenants and conditions relating thereto therein contained on Assignor’s part to be performed and observed which accrue after the date of this Assignment. Effective upon the date of this Assignment, Griffin Assignee shall be directly and primarily liable to Seller for all obligations arising under the Agreement with respect to the Real Property Assets and the other terms of the Agreement specified herein.
ii.    Assumption by Subtenant Assignee. Subtenant Assignee hereby accepts, as of the date of this Assignment, the assignment and transfer of Assignor’s rights, title and interest in and to the Agreement with respect to the Operating Assets (including, without limitation, any obligation to proceed to and effectuate Closing under the Agreement) assigned to it. Subtenant Assignee hereby assumes and agrees to be bound by all of the terms and conditions of the Agreement assigned to it with respect to the Operating Assets from and after the date of this Assignment, and Subtenant Assignee covenants that it will perform and observe all the covenants and conditions relating thereto therein contained on Assignor’s part to be performed and observed which accrue after the date of this Assignment. Effective upon the date of this Assignment, Subtenant Assignee shall be directly and primarily liable to Seller for all obligations arising under the Agreement with respect to the Operating Assets and the other terms of the Agreement specified herein.
3.    Other Terms and Conditions.
a.    Purchase Price; Pro-rations: Griffin Assignee shall pay the Purchase Price as required by the Agreement, subject to the terms and conditions of the Agreement. Subtenant Assignee shall be required to pay and shall pay at Closing the Buyer’s share of the pro-rations addressed in and allocated pursuant to the Agreement and shall receive from Seller at Closing sums payable to Buyer pursuant to the Agreement.

b.    Deed: Seller will convey the Real Property to Griffin Assignee pursuant to Section 6.3.1 of the Agreement.
c.    Bills of Sale: Section 7.1.16 of the Agreement is hereby modified to provide that Seller will convey the Personal Property and Intangible Property pursuant to multiple Bills of Sale so that the applicable Real Property Assets are transferred and conveyed to Griffin Assignee and the applicable Operating Assets are transferred and conveyed to Subtenant Assignor pursuant to such Bills of Sale. The form and substance of this document attached as an exhibit to the Agreement are hereby deemed modified to reflect the allocation of assets effectuated by this Assignment.
d.    Leases and Assigned Contracts: The Leases and Assigned Contracts to be assigned pursuant to the Agreement shall only be assigned to, and assumed by, Subtenant Assignee.
e.    Employees: All of the terms and conditions of the Section 9.2.2, 9.2.3 and 9.2.8 of the Agreement relating to Community Employees that refer to “Buyer” shall mean only Subtenant Assignee or its affiliate, it being the intent of the parties that Griffin Assignee shall acquire no rights, obligations or liabilities with respect to said Community Employees; except that Griffin Assignee shall be a party to the Non-Compete Agreement for the purpose of benefitting from the restrictions on Seller set forth therein.
f.    Other Terms and Provisions; Closing Documents.
i.    Unless provided to the contrary in this Assignment, each Assignee shall have the right to rely upon all of the terms and conditions of the Agreement, including without limitation Article 7 (Seller Representations, Warranties and Covenants), Article 9 (Conditions Precedent to Closing), Section 6.3 (Seller Deliveries), and Article 13 (Remedies, including Indemnity); and with respect thereto, “Buyer” (as such term is used therein) shall mean both Griffin Assignee and Subtenant Assignee.
ii.    Each of Griffin Assignee and Subtenant Assignee shall be deemed to be a Buyer for purposes of, and shall be parties to and beneficiaries under, (a) the Non-Competition and Non-Solicitation Agreement, (b) the Purchase Agreement Guaranty, and (c) the Holdback Escrow Agreement. The form and substance of each of these documents attached as exhibits to the Agreement are hereby deemed modified to reflect the post-Closing structure contemplated by this Assignment, including the addition of Griffin Assignee and Subtenant Assignee and the lease documents to be executed by them. Griffin Assignee and its counsel shall be added as notice parties to each said agreement. The form of the deed attached to the Agreement as Exhibit A is hereby revised to provide that (i) after recording, the deed shall be delivered to counsel for Griffin Assignee and (ii) tax statements shall be delivered to Griffin Assignee.
iii.    Subtenant Assignee, and not Griffin Assignee, will be the Buyer counter-party to the OTA required by Section 9.1.20.
iv.    Seller (in such capacity, “NOI Obligor”) hereby agrees to pay to Subtenant Assignee the amount, if any, by which the monthly net operating income (as reported in the monthly financial statements (the “Monthly Report”) delivered by Subtenant Assignee to Griffin Assignee in connection with the Master Lease (defined below) of the Community is less than $154,480, said amount being the required minimum monthly net operating income for the Community, with respect to any of the eight (8) months following the Tranche 1 Closing Date (any such amount, the “NOI Shortfall”). With respect thereto, Subtenant Assignee shall have the right, pursuant to Section 4(b) of the Holdback Escrow Agreement, to submit to Escrow Holder, Seller and NOI Guarantor an NOI Shortfall Disbursement Request (as defined in the Holdback Escrow Agreement) together with a copy of the applicable Monthly Report and to receive from the Holdback Escrow (without any further actions or approvals by any party) an amount equal to the NOI Shortfall in accordance with the provisions of the Holdback Escrow Agreement; provided, however, that if the amount then in Holdback Escrow is insufficient to pay the entire NOI Shortfall for such month, NOI Obligor shall pay the deficiency directly to Subtenant Assignee within three (3) business days of receipt of the NOI Shortfall Disbursement Request. Seller further agrees to pay an amount equal to the NOI Shortfall disbursed from the Holdback Escrow to Escrow Holder to replenish same within five (5) business days following Seller’s receipt of the Monthly Report and written notice of such disbursement. Any disbursement from the Holdback Escrow shall not constitute a waiver by Buyer of their rights and remedies under the Agreement, the Purchase Agreement Guaranty, the Holdback Escrow or the NOI Guaranty (defined below). Notwithstanding anything in this paragraph to the contrary, the total amount of the NOI Shortfall paid to Subtenant Assignee and each other “Subtenant Assignee” under the Other Property Purchase Agreements shall not exceed One Hundred Thousand Dollars ($100,000) per month.
v.    At the Tranche 1 Closing, as a condition to Subtenant Assignee’s and Griffin Assignee’s obligation to close on the Tranche 1 Properties, Mounir Kardosh, an individual (“NOI Guarantor”) shall deliver to Subtenant Assignee and Griffin Assignee a Net Operating Income Guaranty (the “NOI Guaranty”) in form and substance reasonably acceptable to NOI Guarantor (it being agreed by NOI Guarantor that the general form of the Purchase Agreement Guaranty [exclusive of the description of the guaranteed obligations] shall be an approved form for the NOI Guaranty), Subtenant Assignee and Griffin Assignee pursuant to which NOI Guarantor shall, as to each Tranche 1 Property, agree (i) to guarantee to Subtenant Assignee the payment of each NOI Shortfall and (ii) to reimburse the Holdback Escrow for any amount(s) withdrawn from the Holdback Escrow on a monthly basis as NOI Shortfall within five (5) business days of the disbursement of any such NOI Shortfall.
vi.    Section 7.3 of the Agreement is hereby amended to state that, at the Tranche 1 Closing, Five Hundred Thousand Dollars ($500,000) of the Post-Closing Escrow Funds shall be deposited into and held in the Holdback Escrow, and shall be subject to the terms of the Holdback Escrow Agreement and support the obligations of all Tranche 1 Property Sellers arising thereunder. Further, prior to the end of the Due Diligence Period under the Tranche 2 PSAs, Buyer and Seller shall determine the amount of Post-Closing Escrow Funds to be deposited into and held in the Holdback Escrow, which shall be subject to the terms of the Holdback Escrow Agreement and support the obligations of all Tranche 1 Property Sellers and Tranche 2 Property Sellers arising thereunder.
vii.    Since the legal description of the Real Property set forth on the Griffin Assignee’s survey thereof differs from the legal description of the Real Property set forth on the deed by which Seller acquired title, at Closing Seller shall deliver to Griffin Assignee two (2) originals of a quit claim deed conveying the Real Property to Griffin Assignee utilizing such survey description.
viii.    At or prior to Closing, Seller shall fully resolve or satisfy any state or federal tax liens against Seller and shall provide Griffin Assignee with evidence thereof satisfactory to Griffin Assignee.
g.    Specific Modifications to Agreement:
i.    Definition of “Excluded Personal Property”: The definition of the term “Excluded Personal Property” in Section 1(d) of the Agreement is hereby modified to mean (1) all tangible personal property owned or leased from a party other than Seller by the Residents and Tenants (each as defined below) or other occupants of the Property, and (2) those items set forth on Schedule 1.4 attached hereto.
ii.    Definition of Survey, Title Review Period: The second sentence of Section 3.2 is hereby modified to read as follows: “Within two (2) days following the Effective Date, Seller shall furnish Buyer with a copy of the most recent survey of the Community in Seller’s possession, if any (the “Prior Survey”, and collectively with the New Survey, the “Survey”) of any or all of the Land and the Improvements by a registered land surveyor.” Additionally, to avoid the implication that the Title Review Period has commenced running and/or expired, the term “Title Review Period” is hereby modified to have the same meaning as the Due Diligence Period, such that the Title Review Period shall expire when the Due Diligence Period expires.
iii.    Definition of “Preliminary Targeted Closing Date”: As used in the Agreement, the term “Preliminary Targeted Closing Date” shall apply only to the Tranche 1 Closing and, with respect thereto, shall mean July 3, 2017, and the terms of Section 6.2 are hereby amended accordingly. The foregoing is subject to Recital H of this Assignment and the agreed upon date established herein as the Tranche 1 Closing Date.
iv.    HUD Loan Assumption: The parties hereby agree that Buyer will not assume the HUD Loan in connection with its acquisition of the Property. Instead, proceeds from the Purchase Price shall be used to satisfy the HUD Loan (exclusive of the prepayment fee, which is separately addressed below in this Section). Seller shall pay all costs incurred in connection with the prepayment, satisfaction or re-conveyance of the HUD Loan, including, without limitation, re-conveyance and recording fees, penalties or charges, and any legal fees associated therewith, except that Griffin Assignee shall pay (in addition to the Purchase Price) the prepayment fee due and payable to Lender as a result of the early pre-payment of the HUD Loan in an amount not to exceed $775,000.00, with any prepayment fee in excess of said amount being the obligation of Seller. In furtherance of the foregoing, all terms of the Agreement shall be modified accordingly, including without limitation the following:
A.    Sections 2 and 2.2 of the Agreement are hereby amended to delete reference to Buyer’s assumption of the HUD Loan;
B.     Section 2.5 of the Agreement is hereby deleted;

C.    The definition of Pre-Disapproved Exceptions in Section 3.1 of the Agreement is hereby modified to include the HUD Loan;
D.    Following the payoff of the HUD Loan, the refund of the HUD Reserves shall be paid to Seller;
E.    Section 7.5.14 of the Agreement is hereby deleted; and
F.    The Loan Assumption Documents shall no longer be included among the Closing documents, and the HUD Loan Assumption Requirements shall no longer be a condition to the obligations of the parties to complete Closing.
v.    Waiver of Due Diligence Termination Right: Buyer hereby waives its right pursuant to Section 5.2.1 of the Agreement to terminate the Agreement due to its due diligence investigation of the Tranche 1 Properties, subject to (i) (A) delivery by Seller to Buyer of personal financial statements and a schedule of real estate owned by Seller or its affiliates together with sufficient information within the control or possession of Seller or its affiliates describing the same together with such other information or documentation reasonably requested by Buyer (collectively, the “Seller Financial Information”) and (B) approval by Buyer, in its sole and absolute discretion, that (I) the Seller Financial Information is sufficient to provide a sufficient portion of the security for the Purchase Agreement Guaranty, and (II) that NOI Guarantor has, directly or indirectly, real estate holdings and the ability and control to pledge such holdings to Buyer to provide a sufficient portion of the security for the Purchase Agreement Guaranty (such determinations by Buyer, the “Seller Financial Conditions”) and (ii) the satisfactory completion of the conditions to the Tranche 1 Closing set forth in the Agreement. Not later than five (5) business days after Buyer receives the Seller Financial Information, Buyer will notify Seller as to whether Buyer has approved, in its sole and absolute discretion, the Seller Financial Conditions. If Buyer approves the Seller Financial Conditions, the parties shall prepare and agree to documentation satisfactory to Buyer to implement the granting of the security interest to Buyer with respect to the Seller Financial Conditions (the “Seller Security Documents”). If Buyer notifies Seller during such five (5) business day period that it does not approve the Seller Financial Conditions, then, within two (2) business days thereafter, Seller shall either (i) terminate the Agreement, in which case the Deposit shall be returned to Buyer or (ii) agree to fund One Million Five Hundred Thousand Dollars ($1,500,000) (rather than $500,000 as otherwise required) into the Holdback Escrow at the Tranche 1 Closing. If (i) Buyer approves the Seller Financial Conditions but either the Seller Security Documents are not executed and delivered at Closing or Seller fails to actually fund the required $500,000 into the Holdback Escrow at Closing, or (ii) Buyer disapproves of the Seller Financial Conditions and the Seller has agreed to fund $1,500,000 into the Holdback Escrow at Closing as aforesaid, but thereafter fails to actually fund such amount into the Holdback Escrow at Closing, then, in either case, Seller shall be in breach of the Agreement and the terms of Section 13.1 of the Agreement shall apply.
vi.    Interim Structure: Seller acknowledges that it is the intention of Griffin Assignee and Subtenant Assignee that, at Closing: (i) they will enter into an agreement adding the Real Property Assets, and the Real Property Assets under each of the Other Property Purchase Agreements to a master lease agreement (the “Master Lease”) to which affiliates of

Griffin Assignee and Subtenant Assignee are parties, and pursuant to which Griffin Assignee (or its subsequent affiliated assignee) will lease said Real Property Assets to an affiliate of Subtenant Assignee, who in turn will sublease said Real Property Assets to Subtenant Assignee and certain affiliates of Subtenant Assignees and (ii) the form and substance of each of the Interim Lease and the Interim Management Agreement attached to the Agreement executed at Closing shall be modified in a manner reasonably acceptable to Buyer to reflect such post-Closing structure such that the Interim Lease will be a sub-sublease of each said sublease to Subtenant Assignee or its affiliates.
vii.    Default Under Other Property Purchase Agreements: Section 13.3 of the Agreement is hereby revised to provide that, following a Buyer default under the Agreement or an Other Property Purchase Agreement, Seller shall only exercise the same remedy with respect to all of the Agreement or the Other Property Purchase Agreements with respect to such default. By way of example only, Seller shall not be permitted to terminate only some of the Other Property Purchase Agreements and require Buyer to perform with respect to the Agreement and the remaining Other Property Purchase Agreements.
viii.    Closing Conditions
A.    Other Property Purchase Agreements: Section 9.1.17 of the Agreement is hereby amended to state that the obligation of Buyer to purchase the Property pursuant to the Agreement shall, at the option of Buyer, be subject to the fulfillment of the condition that Buyer and the Other Sellers under only the Tranche 1 PSAs concurrently close on the purchase and sale of each of the Tranche 1 Properties pursuant to the terms and conditions of the Tranche 1 Property PSAs.
4.    Notices: Notices to “Buyer” pursuant to the Agreement shall be provided to both Griffin Assignee and Subtenant Assignee. Any notice to be provided hereunder to a party shall be sent to the parties as follows:
a.    Notices to Griffin Assignee shall be sent to the following address:
c/o Griffin-American Healthcare REIT IV, Inc.
18191 Von Karman Avenue, Suite 300
Irvine, CA 92612
Attention: General Counsel
E-mail: gwillhite@ahinvestors.com
With a copy to:
Arnall Golden Gregory LLP
171 17th Street NW, Suite 2100
Atlanta GA 30363
Attention: Steven A. Kaye, Esq.
E-mail: steven.kaye@agg.com
b.    Notices to Subtenant Assignee shall be sent to the following address:

c/o Colonial Oaks Senior Living
Attention: Carl Mittendorff
930 Tahoe Boulevard, #802-612
Incline Village, Nevada 89451
Telephone: (520) 878-3993
E-mail: cmittendorff@gmail.com
Cox, Castle & Nicholson LLP
Attention: Kevin Kinigstein, Esq.
2029 Century Park East, Suite 2100
Los Angeles, California 90067
Telephone: (310) 284-2200
E-mail: kkinigstein@coxcastle.com
5.    Buyer Consent, Approval or Waiver of Rights: Where the Agreement requires the consent, approval or waiver of any rights of Buyer, the consent, approval or waiver (as applicable) of both Griffin Assignee and Subtenant Assignee shall be required.
6.    Confidentiality: Seller acknowledges that Griffin Assignee is an entity that is an affiliate of a Real Estate Investment Trust (“REIT”) and that, as such, it may be subject to certain filing and reporting requirements in accordance with federal laws and regulations, including but not limited to, regulations promulgated by the Securities and Exchange Commission. Accordingly, and notwithstanding any provision of the Agreement or the provisions of any other existing agreement between the parties hereto to the contrary, (including the terms of Section 20.17 of the Agreement) Buyer may publicly file, disclose, report or publish any and all information related to this transaction that may be reasonably interpreted as being required by federal law or regulation. Additionally, Section 26 of the Agreement is hereby modified to provide that Griffin Assignee shall have the right to issue a press release announcing the Closing of transaction or any portion thereof, provided that such releases does not specifically identify the Purchase Price paid for the Property, it being agreed that the release may identify the aggregate consideration paid for the Property and other properties acquired by Griffin Assignee and its affiliates, inclusive of the Other Properties, provided that such press release aggregates the consideration with properties other than the Property and the Other Properties in a manner that does not readily disclose the consideration paid for the Property and the Other Properties.
7.    REIT Savings Clause: No term or provision of this Assignment shall be interpreted or construed to result in treatment of Assignee or its affiliates in a manner that would subject Griffin Assignee or its affiliates to a material risk of failing to satisfy the requirements of the Internal Revenue Code of 1986, as amended, relating to its status as a REIT, the parties agree to use their respective best efforts to modify the terms hereof to prevent such occurrence.
8.    Holdback Escrow Agreement. The Holdback Escrow Agreement is hereby amended and restated in its entirety in the form attached hereto as Exhibit A.
9.    Miscellaneous: Except as modified by this Assignment, as consented to and approved by Seller, the Agreement shall remain unmodified and in full force and effect and the same is hereby ratified and confirmed by all parties.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have hereunto set their hands the day and year first above written.

ASSIGNOR

Colonial Oaks Senior Living Holdco, LLC,
a Delaware limited liability company

By:	/s/ Carl Mittendorff
Name:	Carl Mittendorff
Its:	Authorized Signatory

SUBTENANT ASSIGNEE

COSL Belmont, LP,
a Delaware limited partnership

By:	/s/ Carl Mittendorff
Name:	Carl Mittendorff
Its:	Authorized Signatory

Additional signatures continue on the next page.

IN WITNESS WHEREOF, the parties have hereunto set their hands the day and year first above written.
GRIFFIN ASSIGNEE
GAHC4 Belmont CA ALF, LLC, a Delaware limited liability company,

By:	GAHC4 Northern CA Senior Housing Portfolio, LLC
a Delaware limited liability company, its Sole Member

	By:	Griffin-American Healthcare REIT IV Holdings, LP, its
Sole Member

		By:	Griffin-American Healthcare REIT IV, Inc., its
General partner

			By:	/s/ Stefan Oh
			Name:	Stefan Oh
			Its:	Executive Vice President, Acquisitions
Additional signatures continue on the next page.

JOINDER
The undersigned Seller (in its capacity as Seller and as NOI Obligor) hereby consents to and approves the assignment of the Agreement pursuant to the terms of this Assignment, and further hereby consents to and agrees with the amendment of the Agreement as modified by the terms of this Assignment, and agrees to be bound by the terms hereof.

Nazareth Vista, LLC

By:	/s/ Mounir Kardosh
Name:	Mounir Kardosh
Its:	Managing Member

The undersigned NOI Guarantor hereby consents to and approves the assignment of the Agreement pursuant to the terms of this Assignment, and further hereby consents to and agrees with the amendment of the Agreement as modified by the terms of this Assignment, and agrees to be bound by the terms hereof.

/s/ Mounir Kardosh
Mounir Kardosh